Exhibit 10.22
AMENDMENT TO
EMPLOYMENT AGREEMENT
     THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is made this 4th day of June, 2009, by and between TLC Vision Corporation, a New Brunswick corporation (“Corporation”), and James B. Tiffany, a Minnesota resident (“Employee”).
     WHEREAS the parties entered an Employment Agreement dated November 1, 2005 (the “Agreement”), whereby Corporation offers certain discounts for laser vision correction services (the “Program”) to individuals who participate in certain programs offered by Network (the “Members”); and
     WHEREAS the Agreement remains in full force and effect and the parties desire to amend certain terms of the Agreement, as more fully set forth below:
     NOW THEREFORE in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and parties agree as follows:
1.	Effective Date. The “Effective Date” of this Amendment is April 23, 2009.

2.	Definitions. Capitalized terms used, but not otherwise defined in this Amendment, shall have the same meaning prescribed by the Agreement.

3.	Employment of Employee. The first sentence of Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following text:

“The Corporation shall employ the Employee, and the Employee shall serve the Corporation in the position of President and Chief Operating Officer.”

4.	Salary. The first sentence of Section 5.1 of the Agreement is hereby deleted in its entirety and replaced with the following text:

“The Corporation shall pay Employee a salary, less applicable deductions and withholdings, in respect of each Year of Employment of this Agreement calculated at the rate of Three Hundred Fifty Thousand and 00/100 Dollars ($350,000.00) per annum (“Salary”), payable in equal bi-weekly installments according to the Corporation’s regular payroll practices.”

5.	Automobile Allowance. The following text shall be inserted as section 5.3:

“Automobile Allowance. Corporation shall pay Employee an automobile allowance (“Automobile Allowance”) of Seven Hundred and 00/100 Dollars per month, less such deductions or amounts as may be required to be withheld by applicable law or regulations, payable in accordance with the payroll policy of the Corporation as from time to time may be in effect. The Automobile Allowance may be adjusted upward from time to time in the sole discretion of the Board of Directors of the Corporation, but in any event, the Automobile Allowance shall be increased annually by a percentage equal to the increase of the Consumer Price Index, all commodities, as reported by the United States Department of Labor.”

6.	Stock Options. The following section 5.6 shall be added to the Agreement:

“5.6 Stock Options. Employee shall be eligible to receive stock option grants in such amounts and at such intervals as the Board of Directors, or a committee thereof shall determine in its sole discretion. Any stock option grants provided hereunder shall be subject to the Corporation’s Share Option Plan Document and Insiders Trading Policy.”

7.	Vacation. The first sentence of section 7 of the Agreement is deleted and replaced in its entirety with the following text:

“Employee shall be entitled during each Year of Employment to paid time off in accordance with the Corporation’s policy.”

8.	Notice. Corporation’s address for purposes of Section 17 of the Agreement is hereby amended as follows:

To Corporation:	Corporation, Inc.
c/o TLC Vision Corporation
16305 Swingley Ridge Road
Suite 300
Chesterfield, MO 63017
Attn: General Counsel
9.	Integration. Except as provided in this Amendment, the terms of the Agreement shall continue in full force and effect. In the event of a conflict between the terms of the Amendment and the Agreement, the terms of this Amendment shall prevail. The Amendment and the Agreement constitute the entire understanding of the parties, and supersedes any and all prior or contemporaneous promises, negotiations, representations, understandings or agreements, whether oral or written, concerning the subject matter hereof. The Agreement shall not be further modified or amended except by a written document executed by each party.

10.	Execution. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, and all of such counterparts shall together constitute one and the same Amendment. Execution and delivery of this Amendment by delivery of a facsimile or electronically recorded copy (including a .pdf file) bearing a copy of the signature of a party shall constitute a valid and binding execution and delivery of this Amendment by such party. Such copies shall constitute enforceable original documents.

IN WITNESS WHEREOF, the parties have executed this Amendment as the date first above written.

TLC VISION CORPORATION		JAMES B. TIFFANY

By:	/s/ Charles Judy	/s/ James B. Tiffany

Title: SVP, Shared Services & Corporate Secretary